Exhibit 99.1

Rigel Announces Second Quarter 2003 Financial Results

South San Francisco, Calif.  Aug. 5, 2003 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the second quarter and six months ended June 30, 2003.

Rigel reported revenue from collaborations of $2.3 million in the second quarter of 2003, compared to $4.3 million in the second quarter of 2002.  Total operating expenses were $12.7 million in the second quarter of 2003, compared to $14.8 million in the second quarter of 2002.  For the second quarter of 2003, Rigel reported a net loss of $10.5 million, or $1.90 per share, compared to a net loss of $10.5 million, or $2.07 per share.  Weighted average shares outstanding for the second quarters of 2003 and 2002 were 5.5 million and 5.0 million, respectively, reflecting a 1-for-9 reverse stock split that occurred on June 24, 2003.

Revenue for the six months ended June 30, 2003 was $6.8 million versus $8.4 million for the same period in 2002.  For the six months ended June 30, 2003, Rigel reported a net loss of 18.3 million, or $3.45 per share on 5.3 million shares outstanding, compared to a net loss of $18.8 million, or $3.81 per share on 4.9 million shares outstanding for the same period last year.

On June 26, 2003, Rigel completed a $46 million financing which was led by MPM Capital and included Frazier Healthcare, Alta Partners and HBM Bioventures.  The Company reported cash, cash equivalents and available-for-sale investments of $58.1 million as of June 30, 2003, compared to $22.2 million at March 31, 2003. The Company closed its stockholders rights offering on July 31, 2003 raising an additional $9.3 million. These financings will provide essential support for the Company’s current and near-term clinical product candidates in allergy/asthma, hepatitis C and rheumatoid arthritis. Upon the closing of these two financings and after the 1-for-9 reverse split, the Company has approximately 14.8 million shares of common stock outstanding.

“During the second quarter of 2003, we secured the necessary funds to pursue our clinical trial plans for our most promising product candidates,” said James M. Gower, Rigel’s Chairman and Chief Executive Officer. “Two weeks ago, we demonstrated the strength of our scientific and drug development expertise with the preliminary findings from the phase I/II trial of our first drug candidate, R112, a compound to treat allergic rhinitis.  This study validated our belief that this class of compounds comprehensively inhibits the chemical mediators associated with mast cell activation could offer a major new potential treatment for allergy and asthma sufferers.”

“Over the next year, our development efforts will be centered on expanding on our current efforts in three disease areas: allergy/asthma, hepatitis C and rheumatoid arthritis.  With R112, we are planning the design of multiple dose studies for initiation later this year.  In addition, we expect to file an IND in the fourth quarter of 2003 for our hepatitis C drug candidate and potentially two additional IND’s for rheumatoid arthritis and asthma in 2004.  We are trying to efficiently and effectively design our clinical trials in all three areas of interest to attain proof of concept in humans.  We intend to then partner with larger pharmaceutical or biotechnology companies for later stage development and marketing.  In this way, we are pursuing a diverse set of opportunities and conserving our financial resources,” continued Gower.

About Rigel

Rigel’s mission is to become a source of novel, small-molecule drugs to meet large, unmet medical needs. Rigel has identified three lead product development programs: mast cell inhibition to treat immunologic diseases such as asthma/allergy and autoimmune disorders, antiviral agents to treat hepatitis C, and ligases, a new class of cancer drug targets. Rigel has begun clinical testing of its first product candidate, R112, for allergic rhinitis, and plans to begin clinical trials of three additional drug candidates for the treatment of hepatitis C, rheumatoid arthritis and asthma through the end of 2004.

This press release contains “forward-looking” statements, including statements related to Rigel’s business model, plans to pursue clinical development of several potential drug candidates, and the costs associated with the development of these candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks, detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and Annual Report on Form 10-K, as amended, for the year ended December 31, 2002. Rigel does not undertake any obligation to update forward-looking statements.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$2,349	$4,337	$6,846	$8,435

Operating expenses:
Research and development	10,698	12,066	20,708	22,157
General and administrative	2,012	2,761	4,046	5,205
Total operating expenses	12,710	14,827	24,754	27,362
Loss from operations	(10,361)	(10,490)	(17,908)	(18,927)
Loss on sale of property and equipment	—	—	(169)	—
Interest (expense)/income, net	(105)	44	(189)	109
Net loss	$(10,466)	$(10,446)	$(18,266)	$(18,818)
Net loss per common share, basic and diluted	$(1.90)	$(2.07)	$(3.45)	$(3.81)
Weighted average shares used in computing net loss per common share, basic and diluted	5,496	5,038	5,296	4,933

SUMMARY BALANCE SHEET DATA

(in thousands)

	June 30, 2003	December 31, 2002(1)
	(unaudited)
Cash, cash equivalents and available-for-sale securities	$58,092	$27,291
Total assets	67,255	44,342
Stockholder's equity	52,252	25,441

(1) Derived from audited financial statements